Exhibit 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of March, 2015 by and between Tumbleweed Holdings, Inc., a corporation organized under the laws of Utah (the "Company"), and Barry Regenstein (the "Consultant").

1.          Appointment of Consultant. The Company seeks to retain Consultant and Consultant accepts retention on the terms and conditions provided in the Agreement as a consultant to the Company's business, including any subsidiaries or affiliates of the Company or any other corporations hereafter formed or acquired by the Company to engage in any business (such entities, together with the Company, are hereinafter collectively referred to as the “Company”).

2.         Board of Directors Supervision. The activities of the Consultant to be performed under the Agreement shall be subject to the supervision of the Chief Executive Officer of the Company and subject to policies adopted by the Board of Directors of the Company (the “Board”) in effect from time to time.

3.         Scope of Services to be rendered by Consultant. Subject to any limitations imposed by applicable law or regulations, during the Term (as hereinafter defined) of the Agreement, the Consultant shall render such consulting and advisory services to the Company as shall be reasonably requested by Management and the Board. The Consultant shall not have any authority to enter into any contracts on behalf of the Company or any of its subsidiaries and affiliates. The Consultant shall perform services for (i) Company as Interim Chief Financial Officer. Consultant shall have the normal duties, responsibilities and authority of a Chief Financial Officer of a public company of comparable size, subject to the power of the Board of Directors (the “Board”) to expand or limit such duties and responsibilities. The Consultant may perform services under the Agreement at such times and in such manner as reasonably requested by the Board from time to time. During the Term of the Agreement, the Consultant will devote sufficient commercial business time, energy and efforts to his obligations hereunder and to the affairs of the Company.

4.         Reimbursement of Expenses; Independent Contractor. All reasonable expenses incurred by the Consultant in the performance of his duties under the Agreement shall be for the account of, on behalf of, and at the expense of the Company, and shall be reimbursed within thirty (30) days following a written request therefore, which request shall include reasonable supporting documentation; provided, that any such expenses or series of related expenses in excess of $250 must have received the prior written approval of the Company. The Consultant shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company, nor shall the Consultant be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of such liability or obligation will be provided. The Consultant shall be an independent contractor, and nothing in the Agreement shall be deemed or construed (i) to create a partnership or joint venture between the Company and the Consultant, (ii) to cause the Consultant to be responsible in any way for the debts, liabilities or obligations of the Company or any other party or (iii) to constitute the Consultant as an employee, officer or agent of the Company.

5.         Other Activities of Consultant. The Company acknowledges and agrees that the Consultant shall not be required to devote his full time and business efforts to the duties specified in the Agreement, but instead shall devote only so much of such time and efforts as the Consultant and the Company reasonably deem necessary to fully perform his duties hereunder.

6.         Compensation of Consultant. In consideration of this Agreement, the compensation will be in accordance with Exhibit A.

7.         Term. The term of the Agreement (the “Term”) shall be for the period commencing on April 1, 2015 and concluding on March 31, 2016. Such Term shall be automatically renewable unless notice is received no later than ten (10) days prior to the conclusion of a term.

8.         Termination. Either the Company or the Consultant may terminate the Agreement in the event of the breach of any of the material terms or provisions of the Agreement by the other party, which breach is not cured within ten (10) business days after written notice of such breach is given to the party alleged to be in breach by the other party to the Agreement. Further, the Agreement may be terminated by either party for any reason or for no reason upon thirty (30) days prior written notice provided by the party seeking to terminate the Agreement to the other party hereto.

9.         Standard of Care. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of the Consultant), unless caused by the gross negligence or intentional misconduct of the Consultant.

10.         Assignment. The Consultant shall not assign, transfer or convey any of his rights, duties or interests under the Agreement, nor shall he delegate any of the obligations or duties required to be kept or performed by him under the Agreement; provided, that the Consultant may delegate certain minor administrative duties hereunder to third parties under his control. The Company may assign the Agreement to any successor to all or substantially all of the business and/or assets of the Company, respectively or any subsidiary or affiliate of the Company, subject to written consent by the Consultant which shall not be unreasonably withheld.

11.          Code Section 83(b) Election. Consultant acknowledges that he has been informed and is aware of the following income tax consequences resulting from the receipt and vesting of the Shares:

(a)        Consultant will be taxed on the fair market value of the Shares as and when the restrictions lapse in accordance with the provisions of the Agreement and any related agreement (such fair market value determined on such vesting dates), unless Consultant files an election pursuant to Section 83(b) of the Code (and any similar state ax provisions if applicable). If such an election is made, Consultant will be taxed currently on the full fair market value of the Shares on the Effective Date. Any such election must be filed by Consultant with the Internal Revenue Service and, if necessary, the proper state taxing authorities, within 30 days of the receipt of the Shares. A form of Election under Section 83(b) is attached hereto. CONSULTANT ACKNOWLEDGES THAT IT IS HIS SOLE RESPONSIBILITY AND NOT THE COMPANY’S (i) TO DETERMINE WHETHER OR NOT TO MAKE ANY ELECTION UNDER SECTION 83(b) OF THE CODE, AND (ii) IF CONSULTANT DETERMINES TO MAKE ANY SUCH ELECTION, TO TIMELY FILE SUCH ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF CONSULTANT ASKS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON HIS BEHALF. Consultant must obtain its own counsel to determine whether Consultant is eligible to make an 83(b) election and Consultant’s compliance with all tax reporting obligations relating to the Agreement, and the Company makes no representations with regard to any reporting obligations of the Consultant including the filing of an 83(b) election or the form attached hereto.

(b)        Consultant shall notify the Company immediately in writing in the event Consultant makes an election under Section 83(b) of the Code (or any successor provision) or corresponding provisions of state or local tax laws with respect to the Shares.

12.         Representations. The Consultant hereby represents and warrants to the Company that the execution, delivery and performance of the Agreement by the Consultant does not conflict with, breach, violate or cause a default under (i) any agreement, contract or instrument to which the Consultant is a party, including, but not limited to, any employment, consulting, noncompetition, nonsolicitation, confidentiality or similar agreement or arrangement, or (ii) any judgment, order or decree to which the Consultant is subject. The Consultant acknowledges and understands that the Company has relied on the foregoing representations in entering into the Agreement.

13.         Notices. All notices, demands, consents, approvals and requests given by either party to the other parties hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to such parties at the following addresses:

If to the Company:	Tumbleweed Holdings, Inc. 720 Fifth Avenue, 10th Floor New York, New York, 10019 Attn: Gary Herman, President

If to the Consultant:	Barry Regenstein 14 Cail Drive East Rockaway, NY 11518

14.          Severability. If any term or provision of the Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term or provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

15.         No Waiver. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of the Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

16.          Entire Agreement. The Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

17.         Governing Laws. The Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States, without reference to the laws of any other state or country.

18.         No Third Party Beneficiaries. The Agreement is personal to the parties hereto, and no other party shall be entitled to rely on the Agreement or shall be deemed to be a beneficiary hereof, without the express prior written consent of all of the parties hereto.

19.         Confidentiality. Except as required by law, each party hereto for itself and its officers, directors, shareholders and employees, undertakes and warrants to receive and maintain all written information and all written materials received from the other party hereto during the negotiation and duration of the existence of the Agreement (“confidential information”) in confidence, and not to disclose to any party or make public or authorize the disclosure of any such confidential information, and not to use such confidential information for any purpose(s) except in accordance with the Agreement, unless:

(a)        written consent is obtained from the other party permitting disclosure or use of the specific confidential information for the purpose (s) requested;

(b)        the specific confidential information is now or hereafter disclosed in published papers or literature, provided that for purposes of this clause (b), the availability of any such confidential information under the freedom of information laws of any state in the United States or utilization of any such confidential information in response to a request for proposal, shall, in either event, be deemed a disclosure;

(c)        the disclosing party proves that the specific confidential information disclosed was in the possession of the disclosing party prior to the commencement of negotiations leading to the Agreement;

(d)        the specific confidential information is hereafter disclosed to the disclosing party by a third party having no obligation of confidentiality with regard to this information; or

(e)        the specific confidential information is independently generated through the disclosing party’s own research without any material use and not as a material consequence of the disclosure by the other party. If negotiations with respect to the transactions contemplated hereby are terminated, each party shall immediately return to the other any and all confidential information which was furnished to it hereunder, without retaining any copy(ies) thereof and shall so certify in a letter delivered to the other party. This Section 18 shall survive the termination of the Agreement.

20.         Miscellaneous. No provision of the Agreement may be modified, waived or discharged without the prior written consent of the Company and the Consultant. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements, verbal or otherwise, between the Parties hereto concerning such subject matter.

21.         Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be duly executed as of the date first above written.

TUMBLEWEED HOLDINGS, INC.

By_________________________
Gary Herman
President and CEO

CONSULTANT

By____________________
Barry Regenstein

Schedule A

1)	$5,000 for the Form 10-K for the fiscal year ended June 30, 2015;
2)	$2,500 for each Form 10-Q for the periods ending March 31, 2015, September 30, 2015 and December 31, 2015;
3)	The Consultant will be available for all duties in the ordinary course as handled by an Interim Chief Financial Officer. In addition to the above, this may include preliminary review of financings and acquisitions, joint ventures and investments in other related businesses. In addition, there would be monthly review and approval of the Company’s books and records.
4)	Additional work beyond the above or which requires a significant investment of time will be performed in accordance with a supplemental budget approved in advance by the parties;
5)	4,000,000 restricted common shares of Tumbleweed Holdings, Inc.;
6)	The restricted common shares shall vest equally on a monthly basis over the term of the Agreement.